May 6, 2013

Investors May Contact:
Anne Walker, Bank of America, 1. 646.855.3644
Lee McEntire, Bank of America, 1.980.388.6780

Reporters May Contact:
Jerry Dubrowski, Bank of America, 1.980.388.2840
jerome.f.dubrowski@bankofamerica.com

Bank of America Announces Comprehensive Settlement With MBIA Inc.

Settlement to Resolve All MBIA-related Claims, Including Representations and Warranties Claims

Settlement and Other Monoline-related Impacts to Reduce Bank of America's Reported Q1-13 Net Income By $1.1 Billion, or $0.10 per Diluted Common Share

Estimated Q1-13 Basel 3 Tier 1 Common Ratio1 Increased to 9.52%

CHARLOTTE - Bank of America Corporation today announced a comprehensive settlement with MBIA Inc. to resolve all outstanding representations and warranties claims and all other claims between the parties. The agreement requires certain approvals of the New York State Department of Financial Services, which are expected to be received shortly, at which point the parties will execute the agreements and promptly close all contemplated transactions described below.

As part of the settlement, Bank of America will pay MBIA approximately $1.6 billion in cash and remit to MBIA all of the outstanding MBIA 5.70% Senior Notes due 2034 that Bank of America acquired through a tender offer in December 2012. In addition, Bank of America will terminate all of its outstanding credit default swap (CDS) protection agreements purchased from MBIA on commercial mortgage-backed securities (CMBS), as well as terminate certain other trades in order to close out positions between the companies.

MBIA will issue to Bank of America warrants to purchase 9.94 million shares of MBIA common stock, or approximately 4.9% of its currently outstanding shares, at an exercise price of $9.59 per share. The warrants may be exercised at any time prior to May 2018. Also, Bank of America will provide a senior secured $500 million credit facility to MBIA Insurance Corp.

Bank of America will record $1.6 billion in additional pretax charges in the first quarter of 2013, of which $1.3 billion is related to the settlement and the remainder is related to other monolines. The after-tax effect of the additional charges will reduce the company's first-quarter 2013 net income to $1.5 billion, or $0.10 per diluted common share, from the $2.6 billion, or $0.20 per diluted common share reported on April 17, 2013. As the settlement occurred prior to filing the company's Quarterly Report on Form 10-Q for the period ended March 31, 2013, generally accepted accounting principles require Bank of America to apply the additional charges to the financial results for the quarter ended March 31, 2013.

The effect of these actions is expected to increase the company's estimated Tier 1 common capital ratio under Basel 3 as of March 31, 2013 by 10 basis points to 9.52%1, reflecting the reduction in risk-weighted assets associated with the terminated CDS contracts, partially offset by the additional litigation expense. In addition, the company's tangible book value per common share2 at March 31, 2013 is $13.36 per share, $0.10 per share less than reported on April 17, 2013.

These charges will be reflected in Bank of America's financial statements to be included in the company's First Quarter 2013 Report on Form 10-Q, which will be filed with the Securities and Exchange Commission on or prior to May 10, 2013.

1 Basel 3 Tier 1 common capital ratio is a non-GAAP financial measure. Basel 3 estimates reflect the company's current understanding of the U.S. Basel 3 NPRs and assume all necessary regulatory model approvals, except for the potential reduction to the risk-weighted assets resulting from the Comprehensive Risk Measure after one year. The Basel 1 Tier 1 common capital ratio at March 31, 2013 was 10.49% including the Market Risk Final Rule, a decrease of 9 basis points from the ratio reported on April 17, 2013.

2 Tangible book value per share of common stock is a non-GAAP financial measures. We believe the use of this non-GAAP financial measure provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate this non-GAAP financial measure differently. Book value per share of common stock was $20.19 per share at March 31, 2013.

Bank of America
Bank of America is one of the world's largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. We serve approximately 52 million consumer and small business relationships with approximately 5,400 retail banking offices and approximately 16,300 ATMs and award-winning online banking with 30 million active users. Bank of America is among the world's leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in more than 40 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

Forward-looking statements
Certain statements in this news release represent the current expectations, plans or forecasts of Bank of America and are forward-looking. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements often use words like “expects,” “anticipates,” “believes,” “estimates,” “targets,” “intends,” “plans,” “predict,” “goal” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” The forward-looking statements made in this press release include, without limitation, statements concerning the settlement with MBIA, including the expected timing and amounts of payments to be made thereunder; expectations regarding the impact of the settlement and monoline reserve adjustments on first-quarter 2013 net income and the estimated Tier 1 common capital ratio under Basel 3 as of March 31, 2013; expectations regarding the claims to be extinguished by the settlement with MBIA and the actions to be taken by the parties in furtherance thereof; and other similar matters. Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America's control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements. You should not place undue reliance on any forward-looking statement and should consider the uncertainties and risks discussed under Item 1A. “Risk Factors” of Bank of America's Annual Report on Form 10-K for the year ended December 31, 2012 and in any of Bank of America's other subsequent Securities and Exchange Commission filings.

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